Exhibit 10.2

NOMINEE AGREEMENT

This NOMINEE AGREEMENT (this “Agreement”) is entered into as of July 2, 2001 by and between Interactive Technology Holdings, LLC, a Delaware limited liability company (“ITH”), and Randy Ronning (“Ronning”).

RECITALS

WHEREAS, ITH owns Common Stock in The Knot, Inc. (the “Company”);

WHEREAS, QVC, Inc. (“QVC”), through its wholly-owned subsidiary QK Holdings, Inc., owns 70% of the limited liability company interests of ITH;

WHEREAS, Ronning is an employee of QVC who has been appointed by the Company to serve on the board of directors of the Company;

WHEREAS, Ronning, in his capacity as a non-employee director of the Company, has become entitled under the Company’s 1999 Stock Incentive Plan (the “Plan”) to receive a grant of non-qualified stock options (the “Options”) to purchase 15,000 shares of the Company’s Common Stock (the “Option Shares”), and may in the future become entitled to receive additional options and/or shares of capital stock or other securities of the Company (collectively, including the Options and the Option Shares, the “Securities”); and

WHEREAS, Ronning, as an employee of QVC, has agreed, and by this Agreement does confirm such agreement, that any Securities he receives in his capacity as a director of the Company will be held by him for the benefit of ITH until such time as Ronning can transfer such Securities into the name of ITH.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             ITH shall be the sale and absolute beneficial owner of all Securities of the Company received by Ronning in his capacity as a director of the Company.  Ronning shall be the record owner of all such Securities and shall hold such Securities as nominee for the sole benefit of ITH in accordance with the terms of this Agreement.  As ITH’s nominee, Ronning shall not take any action with respect to any Securities (including, without limitation, the sale, transfer, assignment or other disposition or encumbrance of the Securities) without the express written consent of ITH.

2.             With respect to the Options, Ronning shall exercise the Options, in whole or in part, as directed by ITH, provided that ITH, as the beneficial owner of the Options, shall be required to pay the exercise price therefor and any other fees or costs required to be borne by the holder thereof.  Upon exercise of the Options, Ronning and ITH shall promptly take any and an actions and execute any and all instruments and documents as may be necessary to effectuate the transfer of the Option Shares into the name of ITH.  From the date of exercise of the Options until the date upon which the Option Shares are effectively transferred into the name of ITH, ITH shall be the beneficial owner of the Option Shares, and as such shall be entitled to all dividends and distributions in respect thereof, all proceeds of any disposition thereof and all voting and other rights incident thereto.

3.             With respect to any other Securities received by Ronning in his capacity as a director of the Company, Ronning and ITH shall take any and all actions and execute any and all instruments and documents as may be necessary to effectuate the transfer of such Securities into the name of ITH as soon as such Securities can be so transferred.  From the date on which any such Securities are issued to Ronning until the date upon which such Securities are effectively transferred into the name of ITH, ITH shall be the beneficial owner of such Securities, and as such shall be entitled to all dividends and distributions in respect thereof, all proceeds of any disposition thereof and all voting and other rights incident thereto.

4.             Notwithstanding the foregoing, in no event shall Ronning or ITH be required to take any action with respect to any of the Securities if such action would be in violation of any applicable laws concerning the issuance of securities.

5.             ITH shall be treated for United States Federal income tax purposes as the owner of all Securities of the Company that Ronning holds as nominee pursuant to this Agreement.  Accordingly, the Company shall not issue a Form 1099 to Ronning on account of the Options, the Option Shares or any other Securities hereafter issued to Ronning in his capacity as a director of the Company.

6.             ITH shall indemnify and hold harmless Ronning from and against all expenses, liabilities and losses (collectively, including attorneys’ fees, judgments, fines, taxes or penalties, “Losses”) reasonably incurred or suffered by Ronning as a result of his holding the Securities as ITH’s nominee pursuant to the terms of this Agreement, provided that Ronning shall not be indemnified for any Losses incurred or suffered by him that are attributable to his gross negligence, willful misconduct or knowing violation of law.

7.             This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

8.             This Agreement maybe executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument.

9.             This Agreement constitutes the full and entire understanding and agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior understandings and agreements pertaining thereto, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

INTERACTIVE TECHNOLOGY HOLDINGS, LLC

By:	QK Holdings, Inc., its Managing Member

By:	/s/ David M. Apostolico
Name:	David M. Apostolico, Esq.
Title:	President

/s/ Randy Y. Ronning
RANDY RONNING